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SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 7, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported August 2012 consolidated traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, year-to-date 2011 traffic results presented in the accompanying table include the combined results of Southwest Airlines and AirTran for periods prior to the acquisition date.
                The Company flew 9.4 billion revenue passenger miles (RPMs) in August 2012, compared to 9.3 billion RPMs flown in August 2011, an increase of 0.1 percent.  Available seat miles (ASMs) decreased 1.8 percent to 11.1 billion in August 2012 from 11.3 billion ASMs in August 2011.  The August 2012 load factor was 84.2 percent, compared to 82.6 percent in August 2011.  For August 2012, passenger revenue per ASM (PRASM) is estimated to have increased in the two to three percent range as compared to August 2011.
For the first eight months of 2012, the Company flew 70.3 billion RPMs, compared to 70.8 billion combined RPMs flown in the same period in 2011, a decrease of 0.7 percent.  The year-to-date 2012 ASMs decreased 0.2 percent to 86.9 billion from the combined level of 87.0 billion for the same period in 2011.  The year-to-date 2012 load factor was 80.9 percent, compared to the combined load factor of 81.3 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	AUGUST
	2012	2011	CHANGE
Revenue passengers carried	9,736,783	9,541,560	2.0%

Enplaned passengers	12,024,292	11,905,099	1.0%

Revenue passenger miles (000)	9,356,724	9,346,104	0.1%

Available seat miles (000)	11,118,682	11,321,267	(1.8)%

Load factor	84.2%	82.6%	1.6	pts

Average length of haul	961	980	(1.9)%

Trips flown	117,129	122,046	(4.0)%

	YEAR-TO-DATE
	2012	2011	CHANGE
Revenue passengers carried	74,372,765	74,068,233	0.4%

Enplaned passengers	91,037,611	91,253,760	(0.2)%

Revenue passenger miles (000)	70,291,608	70,754,869	(0.7)%

Available seat miles (000)	86,859,937	87,035,109	(0.2)%

Load factor	80.9%	81.3%	(0.4	)pts

Average length of haul	945	955	(1.0)%

Trips flown	926,935	943,732	(1.8)%

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